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NEWS RELEASE

Buckeye Partners, L.P.
P.O. Box 368
Emmaus, PA 18049
(800) 422-2825

NYSE:BPL

     Contact:  Stephen R. Milbourne
     Manager, Investor Relations
     smilbourne@buckeye.com
     (800) 422-2825

                               GENERAL PARTNER OF
                         BUCKEYE PARTNERS, L.P. SOLD TO
            CARLYLE/RIVERSTONE GLOBAL ENERGY AND POWER FUND II, L.P.

      Emmaus, PA, May 4, 2004 -- Buckeye Partners L.P. (NYSE: BPL) (the "Partnership") today announced that the owners of Glenmoor Ltd. ("Glenmoor"), the parent of the Company's general partner, Buckeye Pipe Line Company (the "General Partner"), completed the sale of Glenmoor to a new entity formed by Carlyle/Riverstone Global Energy and Power Fund II, L.P. ("Carlyle/Riverstone"). The sale was consummated under a stock purchase agreement entered into on March 5, 2004. The Partnership was not a party to that agreement.

      The Partnership's operating management is expected to remain largely in place, and the General Partner will continue to manage the Partnership.

      The owners of Glenmoor received an aggregate purchase price of $235 million in cash, subject to a working capital adjustment and an additional amount representing a portion of payments to be received by the General Partner with respect to pre-closing periods, relating to its general partner interest in the Partnership and the operating partnerships and to the existing incentive compensation agreement between the Partnership and the General Partner.

      William H. Shea Jr., who will continue as President and Chief Executive Officer of the General Partner, said, "We are pleased to welcome
Carlyle/Riverstone to the Buckeye family and look forward to working with them as we continue to provide excellent service to our shippers and to build long-term value for our unitholders."

      David M. Leuschen, Managing Director of Carlyle/Riverstone, said, "We are excited to complete our acquisition of Glenmoor and to begin our association with Buckeye Partners, one of the first and among the most highly regarded master limited partnerships. Together with Buckeye's experienced management team, we look forward to building on Buckeye's long history of service and investor value."
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      Glenmoor's financial adviser was Citigroup Global Markets Inc.

ABOUT BUCKEYE PARTNERS, L.P.

      Buckeye Partners, L.P., through its subsidiary partnerships, is one of the nation's largest independent pipeline common carriers of refined petroleum products with approximately 3,800 miles of pipeline. The Partnership also operates approximately 1,400 miles of pipeline under agreement with major oil and chemical companies, and owns terminals in Illinois, Indiana, Michigan, New York, Ohio and Pennsylvania. For more information about Buckeye Partners, L.P., visit the Partnership's website at www.buckeye.com.

ABOUT CARLYLE/RIVERSTONE GLOBAL ENERGY AND POWER FUND II, L.P.

      Riverstone Holdings and The Carlyle Group are the co-general partners of the Carlyle/Riverstone Global Energy and Power Fund II. Riverstone, a New York-based energy and power focused private equity firm founded in 2000, has approximately $1.5 billion under management. Riverstone conducts buyout and growth capital investments in the midstream, upstream, power, and oilfield service sectors of the energy industry. To date, the firm has committed approximately $800 million to 10 investments across each of these four sectors. The Carlyle Group is a global private equity firm with nearly $18 billion under management. Carlyle invests in buyouts, venture, real estate, leveraged finance, and turnarounds in North America, Europe, and Asia. Since 1987, the firm has invested $10.5 billion of equity in 300 transactions. The Carlyle Group employs more than 500 people in 14 countries. Visit www.carlyle.com for additional information.

FORWARD-LOOKING INFORMATION

      This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today's date. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership. You should read the Partnership's Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in laws and regulations, including safety, tax and accounting matters; (3) competitive pressures from alternative energy sources; (4) liability for environmental claims; (5) improvements in energy efficiency and technology resulting in reduced demand; (6) labor relations; (7) changes in real property tax assessments; (8) regional economic conditions; (9) market prices of petroleum products and the demand for those products in the Partnership's service territory; (10) disruptions to the air travel system; (11) security issues relating to the Partnership's assets; and
(12) interest rate fluctuations and other capital market conditions. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.



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